SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act of 1934

May 9, 2005

(Date of earliest event reported)

BALL CORPORATION

(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510

(Address of principal executive offices, including ZIP Code)

(303) 469-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation

Current Report on Form 8-K

Dated May 11, 2005

Item 1.01. Entry Into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 9, 2005, Ball Corporation (“Company”), Ball European Holdings, S.a.r.l., Ball Packaging Products Canada Corp., Ball Cayman Limited, the financial institutions in their capacity as Lenders and Deutsche Bank AG, New York Branch, as administrative agent for the Lenders executed the Fourth Amendment to Credit Agreement (the “Amendment”) which further amends the credit agreement dated December 19, 2002 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

The Amendment increases the right to incur certain additional term loans from $300 million to $450 million. The revolving credit facilities would be equivalent to U.S. dollar $450 million as provided for in the Credit Agreement subject to the Amendment. The Amendment provides for a repricing of the revolving credit facilities and term loan tranches to a lower libor rate.

The Amendment also modifies existing covenants to create additional flexibility regarding stock and bond repurchases, and increases the amount permitted for certain restricted payments and for foreign accounts receivable securitization and uncommitted credit lines. The Agreement also joins Ball Cayman Limited as a subsidiary borrower and effects certain additional modifications as set out therein. The Amendment is subject to the same terms, including acceleration provisions, as were provided for in the Credit Agreement.

The foregoing summary of the changes contained in the Fourth Amendment to Credit Agreement is subject in its entirety to the Fourth Amendment to Credit Agreement which is attached hereto and filed herewith as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION

(Registrant)

By:	/s/ Raymond J. Seabrook

  Name:  Raymond J. Seabrook

Title:	Senior Vice President and
Chief Financial Officer

Date:	May 11, 2005

Ball Corporation

Form 8-K

May 11, 2005

EXHIBIT INDEX
Description	Exhibit

Fourth Amendment to Credit Agreement dated May 9, 2005, by and between Ball Corporation, Ball European Holdings, S.a.r.l., Ball Packaging Products Canada Corp., Ball Cayman Limited, the financial institutions as Lenders and Deutsche Bank AG, New York Branch, as administrative agent for the Lenders which amends the Credit Agreement executed on December 19, 2002, as subsequently amended.	99

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